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                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                  HUCK STORE FIXTURE COMPANY OF NORTH CAROLINA,

                       SOURCE-HUCK STORE FIXTURE COMPANY,

                                 ARROWOOD, INC.,

                       BRYCE RUSSELL, JR AND SYBIL RUSSELL







                         DATED AS OF SEPTEMBER 21, 1999










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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 21st day of September, 1999, by and among Huck Store Fixture Company of North Carolina, a North Carolina corporation ("Purchaser"), Source-Huck Store Fixture Company, a Delaware corporation ("Source"), Arrowood, Inc., a North Carolina corporation ("Seller") and Bryce Russell, Jr. ("Russell") and Sybil Russell (the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, Seller is engaged in the manufacture, assembly, sale, production and distribution of wood store fixtures and displays (the "Business"); and

         WHEREAS, Shareholders own all of the issued and outstanding capital stock of Seller; and

         WHEREAS, Purchaser is a wholly owned subsidiary of Source, which is engaged in the manufacture, assembly, production, distribution and sale of wood fixtures and related items; and

         WHEREAS, Seller desires to transfer, sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, upon the terms and subject to the conditions and exceptions contained herein, substantially all of the assets of the Business and to assume certain liabilities relating to the Business;

         NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.         SALE AND PURCHASE OF ASSETS; DEFINITIONS OF ASSETS.

                    Upon the terms and subject to the conditions and exceptions contained herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, on the Closing Date, or at such other times as are herein provided, free and clear of all liens, claims and encumbrances, all of the Purchased Assets.

                    1.1 PURCHASED ASSETS. For purposes of this Agreement, the term Purchased Assets shall mean and include any and all of Seller's assets, properties and rights as of the Closing Date, other than the Excluded Assets, as are described below:

                       (a) Inventory. All inventory, wherever located ("Inventory").


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                       (b) Fixed Assets. All fixed assets consisting of all
machinery, equipment, tools, office and service equipment, furniture, furnishings, computer hardware, vehicles and other tangible personal property owned by Seller as set forth on Schedule 1.1(b) hereto (collectively, the "Fixed Assets").

                       (c) Intangible Assets . All intellectual property, including, without limitation, all rights to the name Arrowood and any other names under which Seller conducts or has conducted its Business, all copyrights, technology, trade secrets, customer lists, business records, know-how, engineering drawings, inventions, patents, trademarks and service marks (and all applications therefor) and the goodwill associated therewith, trade names, owned or assignable computer software (including, documentation and related object and source codes) and other proprietary information and rights, specifically including, without limiting the generality of the foregoing, the trade names, trademarks, service marks and logos listed on Schedule 1.1 (c) hereto and all licensed intellectual property (collectively, the "Intangible Assets").

                       (d) Accounts Receivable. All accounts, notes and other obligations payable to Seller ("Accounts Receivable").

                       (e) Contract Rights. All rights under all executory contracts, licenses, operating contracts, service agreements, distributorship agreements, personal and real property leases, purchase and sale orders and other commitments listed on Schedule 1.1(d) hereto, including, without limitation, all of Seller's rights in, to or under unfilled customer orders and all deposits and other payments relating thereto (collectively, the "Contract Rights").

                       (f) Rights Under Confidentiality and Other Agreements. All rights of Seller under any confidentiality agreements, covenants not to compete or solicit customers or similar agreements of which Seller is a beneficiary.

                       (g) Permits, Licenses, Etc . All permits, licenses, franchises, variances, consents or authorizations issued by, and all registrations and filings with, any governmental agency in connection with the Business to the extent such permits, licenses, franchises, variances, consents, authorizations, registrations and filings are assignable ("Licenses and Permits").

                       (h) Telephone Numbers. All of Seller's rights with respect to any and all telephone numbers used in connection with the Business ("Seller's Telephone Numbers").

                       (i) Other Assets . All catalogs, brochures, customer and supplier lists and records, business and marketing plans, credit files, personnel files, training materials, videotapes, photographs, plats, engineering drawings, ad mats and other marketing materials and all other books and records, including, without limitation, all financial, operating, personnel and legal records ("Books and Records").


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                       (j) Warranties. All warranties (express or implied) and
similar rights and claims related to the Purchased Assets ("Warranties").

                    1.2 EXCLUDED ASSETS . For purposes of this Agreement, the term "Excluded Assets" shall mean the following assets, properties and rights held by Seller as of the Closing Date: (a) Seller's minute books and stock transfer ledger and similar corporate records; (b) Seller's rights hereunder (including, Seller's rights to the consideration payable hereunder and the proceeds of such consideration) and any other rights of Seller arising under any agreement executed by Seller in connection herewith or pursuant hereto; (c) Seller's cash and cash investments; (d) Seller's Real Property; (e) any personal effects of the Shareholders located on the Real Property; (f) two (2) automobiles used by the Shareholders in the conduct of the Business; (g) three
(3) life insurance policies owned by the Seller insuring Russell; and (h) all refundable income taxes, recoveries, loss carry forwards and similar benefits and attributes relating to or arising out of any period prior to the Closing Date.

                    1.3    ACQUIRED LIABILITIES .

         At Closing, subject to the terms and conditions of this Agreement, Purchaser agrees to assume, timely pay and perform certain of the obligations or liabilities of Seller existing as of the Closing Date consisting of the following (collectively, the "Acquired Liabilities"):

                    (a) All liabilities arising or accruing under the Contract Rights; and

                    (b)  Seller's trade payables as of the Closing Date; and

                    (c) All liabilities arising as a result of the severance or termination of any employees of Seller who are employed by Purchaser on or after the Closing Date.

         Other than the Acquired Liabilities, no other obligations, liabilities, duties or responsibilities of Seller shall be assumed or acquired by Purchaser. Any and all other liabilities and obligations of Seller, known or unknown, liquidated or unliquidated, contingent or fixed, which are not among the Acquired Liabilities (collectively, the "Excluded Liabilities"), whether or not disclosed in this Agreement or any Schedule or Exhibit hereto, shall not be assumed by Purchaser and shall remain the liabilities and obligations of Seller. Seller shall pay, perform and discharge all of the Excluded Liabilities.

                    1.4 EXCLUDED LIABILITIES . Without limiting the generality of Section 1.3 hereof, the term Excluded Liabilities shall include the following liabilities and obligations, as the same shall exist as of the Closing Date, to the extent such liabilities or obligations are not specifically included in the definition of Acquired Liabilities set forth in Section 1.3 above:



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                    (a) All liabilities and obligations incurred by Seller in
connection with the conduct of any business other than the Business;


                    (b) All liabilities and obligations arising out of, resulting from, or relating to any violation by Seller of any current or past statute, ordinance or governmental regulation;


                    (c) Any liabilities to or in respect of any temporary or permanent employees or former employees of Seller for any period prior to the Closing Date (collectively, the "Employee Liabilities"), including, without limitation: any liability under or with respect to any employee benefit plans, programs or arrangements, whether or not written, at any time maintained, contributed to by Seller or under which Seller may incur liability, or any liability with respect to Seller's withdrawal or partial withdrawal from or termination of any such plan, program or arrangement; any medical claims under any health insurance plan or program maintained by Seller; any claim of an unfair labor practice and any claim for unpaid wages, salaries, benefits or severance pay or under any state unemployment compensation law or regulation or under any federal or state employment discrimination, retaliatory discharge or harassment laws or regulations, that shall have been asserted on or prior to the Closing Date, or to the extent the basis for any claim, liability, damages or penalty shall have arisen on or prior to the Closing Date, whether or not such liabilities are described, listed or referred to on any Schedule or Exhibit hereto(all of the foregoing, collectively, "Employee Claims"); provided, however, that the liabilities described in Section 1.3(c) shall not be Excluded Liabilities;

                    (d) All liabilities and obligations for all litigation and claims under the Occupational Safety and Health Act of 1970, as amended, to the extent they relate to the conduct of the Business prior to the Closing Date;

                    (e) Any liabilities in respect of injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory, arising on or prior to the Closing Date, whether or not such liabilities are described, listed or referred to on any Schedule or Exhibit hereto;

                    (f) All liabilities and obligations of Seller for Taxes relating to the sale of the Purchased Assets to Purchaser or the conduct of the Business or the ownership of the Purchased Assets prior to the Closing Date;

                    (g) All liabilities and obligations of Seller directly or indirectly resulting from or arising out of Seller's entering into, performing its obligations pursuant to, or consummating the transactions contemplated by, this Agreement, including, without limitation, all legal and other professional fees incurred by Seller;

                    (h) All liabilities and obligations relating to the Excluded Assets;.



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                    (i) All promissory notes, letters of credit, guaranties and other commitments of Seller;

                    (j) All of Seller's liabilities relating to Existing Environmental Claims and Environmental Conditions;

                    (k) All product liability claims relating to products manufactured, assembled, distributed and sold prior to the Closing Date; and

                    (l) All lawsuits, claims, indemnities, mortgages, contingent liabilities and other obligations of Seller not expressly assumed by Purchaser pursuant to the express provisions of this Agreement.

         2.         PURCHASE PRICE AND ADJUSTMENTS.

                    2.1 CALCULATION OF PURCHASE PRICE. Subject to the prorations provided for in Section 2.5, the purchase price payable by Purchaser to Seller for the Purchased Assets shall be an amount equal to:

                           (1) the book value of the Purchased  Assets
determined in accordance with generally accepted accounting principles ("GAAP") as of the Closing Date applied in a manner consistent with Seller's past practices, plus Thirty-Seven Thousand Dollars ($37,000.00) for goodwill.

                    minus

                    (2) the book value of the Acquired Liabilities determined in accordance with GAAP as of the Closing applied in a manner consistent with Seller's past practices; provided, however, that the Acquired Liabilities described in Section 1.3(c) shall not be included for purposes of determining the book value of Acquired Liabilities.

         The "Purchase Price" shall equal the book value of the Purchased Assets minus the book value of the Acquired Liabilities, each as determined as provided in Section 2.2 below.

                    2.2    PURCHASE PRICE DETERMINATION AND ADJUSTMENTS.

                           (a) On the Closing Date, Seller and Purchaser shall
mutually prepare an unaudited schedule (the "Closing Date Schedule") setting forth (A) the book value of the Purchased Assets as of the Closing Date determined in accordance with GAAP applied in a manner consistent with Seller's past practices, (B) the book value of the Acquired Liabilities as of the Closing Date as determined in accordance with GAAP applied in a manner consistent with Seller's past practices and (C) the computation of the Purchase Price based thereon.


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                    (b) In order to determine the book value of the Inventory, the parties will jointly take a physical inventory count of Seller's Inventory (the "Physical Inventory"). The purchase price of the Inventory to be used at Closing, as part of the Purchase Price, shall be the aggregate book value of the Inventory in accordance with GAAP applied in a manner consistent with Seller's past practices based on the Physical Inventory.

                    (c) As soon as practicable and not later than thirty (30) days following the Closing, Purchaser shall deliver to Seller an unaudited closing schedule setting forth an adjusted Purchase Price (the "Adjusted Purchase Price") computed on the basis of Purchaser's further analysis of the book value of the Purchased Assets and the Acquired Liabilities as of the Closing Date, all as determined in accordance with GAAP applied in a manner consistent with Seller's past practices (the "Closing Schedule"); provided, however, that there shall be no Purchase Price post-closing adjustment with respect to the accounting for the jobs listed on Schedule 2.2(c). The Closing Schedule shall itemize all adjustments and changes made to the Purchase Price in computing and arriving at the Adjusted Purchase Price (and Purchaser shall provide all supporting documentation relating thereto). The Adjusted Purchase Price set forth on the Closing Schedule shall be deemed conclusive unless Seller gives Purchaser notice in writing, within ten (10) days after receipt of the Closing Schedule, of any dispute with respect thereto and the basis for any such objection (with such supporting documentation as may be reasonably available to Seller with respect thereto).

                    (d) If Seller does not give any notice of a dispute, then to the extent that (A) Adjusted Purchase Price as set forth on the Closing Schedule exceeds or is less than (B) the Purchase Price (the "Purchase Price Adjustment"), the principal amount of the Note delivered at the Closing shall be increased or deceased, as the case may be, by such amount. The Note delivered at the Closing shall be exchanged within three (3) business days after such determination for a new Note, identical in all respects except for such adjusted principal amount.

                    (e) If Seller gives a timely notice disputing any amount on the Closing Schedule and such dispute cannot be resolved by the parties within ten (10) days following such notice, then such dispute or disputes shall be submitted to a nationally recognized independent certified public accounting firm selected by mutual agreement of the parties independent of all parties hereto and each of the financial institutions or other individuals or entities providing financing to Purchaser for the transactions contemplated hereby (the "Accounting Firm"). The parties will use reasonable efforts to cause the Accounting Firm to make its determination within ten (10) days after the dispute or disputes have been submitted or as soon thereafter as practicable. In this regard, each party shall cooperate with the other and shall submit all documentation or information to the Accounting Firm as shall be reasonably required by the Accounting Firm to make its determination promptly upon request. The determination of the Accounting Firm shall be final, conclusive and binding on the parties hereto. The cost of the Accounting Firm shall be borne equally by the parties. The exchange of Notes, as contemplated by clause (d) above to reflect the Purchase Price Adjustment as determined by the Accounting Firm shall be made within three (3) business days

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after such determination with interest on the adjusted principal amount to be payable from the Closing Date. The Purchase Price as modified by the Purchase Price Adjustment, as finally determined in accordance with the foregoing, shall be the Purchase Price.

                    2.3 PAYMENT OF PURCHASE PRICE. Buyer shall pay the Purchase Price to Seller at Closing by the delivery of (i) its promissory note in the form of Exhibit A attached hereto in the aggregate principal amount of $200,000 (the "Note") and (ii) cash for the balance of the Purchase Price payable by wire transfer or delivery of other immediately available funds. If the Purchase Price differs from the Purchase Price as finally determined, post closing, in accordance with Section 2.2 that the parties shall settle upon the difference as provided in Section 2.2.

                    2.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price (including the Acquired Liabilities) shall be allocated among the Purchased Assets in accordance with an allocation schedule (the "Allocation Schedule") prepared pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The Allocation Schedule shall be based on the Purchase Price for the various components of the Purchased Assets as determined in accordance with this Agreement and mutually agreed upon by Seller and Purchaser. Seller and Purchaser shall prepare the Allocation Schedule and shall use such allocation for tax, accounting and all other purposes. Purchaser will be responsible for the preparation of IRS Form 8594, subject to Seller's approval which shall not be unreasonably withheld or delayed. Purchaser shall prepare Form 8594 and deliver it to Seller in time to enable Seller to submit its income tax returns in a timely manner.

                    2.5 PRORATIONS. Subject to the proration provisions set forth below, Seller shall pay, before or by adjustment at Closing, general real estate taxes, personal property taxes, other ad valorem taxes and installments of assessments (general or special) owing in connection with the Purchased Assets which are first due and payable on or before the Closing Date. General real estate taxes for 1999, personal property taxes, other ad valorem taxes and installments of assessments affecting the Purchased Assets shall be prorated as the Closing Date on the basis of the most recent ascertainable amounts of, or other reliable information in respect to, each such item, with adjustments made at Closing. All amounts accrued and unpaid or prepaid under and pursuant to any Acquired Liability and all charges for water rates, sewer service, natural gas, electricity, telephone and any other utility charges accrued and unpaid to the Closing Date shall be prorated to the Closing Date with Seller being liable for all such costs up to the Closing Date and Purchaser being responsible for all such charges accruing thereafter. Other adjustments customarily made in Norwood, North Carolina, shall be made at Closing, including, without limitation, payroll, payroll taxes, earned vacation time and sick leave of any employee of Seller who enters Purchaser's employment after the Closing Date, and shall increase or decrease, as the case may be, the balance due from Purchaser to Seller. All prorations shall be final at Closing.

         3.         ADDITIONAL CONSIDERATION - EARNOUT. For a period of three
(3) years from and after the Closing the Seller shall be entitled to receive additional consideration for the Purchased Assets calculated, determined and paid as follows (the "Earnout"):


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                    (a) The Seller shall receive compensation equal to three and one-half percent (3 1/2%) of the invoiced price (i.e. less the costs of shipping, insurance, taxes, crating and pallets, if any, included in that price) collected by Purchaser for Products invoiced during the three (3) years from and after the Closing and delivered by Purchaser after the Closing to either Belk Brothers or Peebles, Inc. (except for the jobs listed on Schedule 2.2(c)), pursuant to purchase orders approved by Purchaser (the "Collected Sales Revenues"). The Collected Sales Revenues shall take into account all Allowable Returns and Discounts. The term "Allowable Returns" means the invoiced price of all Products which Purchaser accepts for return from either Belk Brothers or Peebles, Inc. without recourse. The term "Discounts" means all discounts off of or percentage reductions in, the invoiced price or any rebates offered or given by Purchaser to either Belk Brothers or Peebles, Inc., from time to time; provided, however, that all such Allowable Returns and Discounts shall only be applied and granted to the extent they are consistent with Purchaser's policies and practices affecting all of its customers.

                    (b) The Earnout payable by Purchaser to Seller shall be reduced to the extent either Belk Brothers or Pebbles, Inc. has paid for Products which then either become an Allowable Return or for which a Discount is earned. In that event, any Earnout previously paid to Seller on account of such portion of Collected Sales Revenues attributable to such later Allowable Return or Discount, shall be deducted from future Earnout payments earned by Seller.

                    (c) Payment of Earnout - The Earnout shall be paid by Purchaser to Seller, in accordance with the foregoing, based upon the amount of Collected Sales Revenues received during each of Purchaser's fiscal quarters based on a fiscal year end of January 31 (except for the first Earnout payment which shall be based on Collected Sales Revenues from the Closing Date through January 31, 2000 and except for the last Earnout payment which shall be based on Collected Sales Revenues from July 31, 2002 to the date six (6) months following the third anniversary of the Closing Date). The Earnout shall be paid by Purchaser to Seller on or before the 15th day of the month following the end of each such fiscal quarter or period commencing February 15, 2000 and on the same day every third month thereafter until the last payment is made on April 15, 2003. Each payment of the Earnout shall be accompanied by a written summary from Purchaser to Seller of the manner in which the Earnout has been calculated including any deductions or offsets therefrom.

         4.         CLOSING.

                    4.1 Closing. Upon the terms and subject to the conditions and exceptions contained herein, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Purchaser's counsel, at 10:00 a.m. (local time) on or before September ___, 1999, or as soon as practicable thereafter following the date on which all of the conditions set forth in Sections 9 and 10 hereof are satisfied or waived (the "Closing Date"), unless the parties hereto shall otherwise agree.


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                    4.2    DELIVERIES AND PAYMENTS AT CLOSING .

                           (a) Payment of Purchase Price. At Closing, Purchaser
shall pay or cause to be paid the Purchase Price in accordance with the provisions of Section 2.2 hereof.

                           (b) Instruments. To effect the transfer of all of the
Purchased Assets in accordance with this Agreement at Closing, Seller shall execute and deliver to Purchaser documents consistent with the terms of this Agreement, including the following:

                           (i) a warranty bill of sale containing such warranties as are consistent with the terms of this Agreement, in form and substance acceptable to Purchaser, pursuant to which Seller conveys to Purchaser the Purchased Assets;

                           (ii) assignments or other documents of transfer in form and substance acceptable to Purchaser, whereby Seller transfers to Purchaser all Intangible Assets and Contract Rights, in recordable form to the extent necessary or appropriate to assign such rights;

                           (iii) except as otherwise provided in this Agreement
all Books and Records;

                           (iv) all keys, lock and safe combinations and other similar items as Purchaser shall require to obtain full occupation, possession and control of the Real Property;

                           (v) certificates of title to automobiles, trucks and other vehicles that are part of the Purchased Assets, duly assigned for transfer to Purchaser so as to register title to such automobiles and trucks in the name of Purchaser under applicable state laws;

                           (vi) such other instruments and documents as shall be reasonably requested by Purchaser to vest in Purchaser good and valid title in and to the Purchased Assets in accordance with the provisions hereof.

                           (c) Form of Instruments. All of the foregoing
described instruments shall be in form and substance and shall be executed and delivered in a manner consistent with the terms of this Agreement and satisfactory to Purchaser in its sole but reasonable discretion.

                           (d) Certificates. At Closing, Purchaser and Seller
shall each deliver to the other the certificates and other items described in Sections 9 and 10 hereof.

                           (e) Employment Agreement. At Closing, in accordance
with Section 8.3 hereof, Purchaser shall enter into an Employment Agreement with Bryce Russell, Jr. ("Russell") substantially in the form attached hereto as Exhibit B (the "Employment Agreement").



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                           (f) Covenants Not to Compete. At Closing, in
accordance with Section 8.5 hereof, Russell shall enter into a Covenant Not to Compete with Purchaser and Source, substantially in the form attached hereto as Exhibit C (the "Covenant Not to Compete").

                           (g) Lease. At Closing, in accordance with Section 8.6
hereof, Purchaser and Seller shall enter into a Lease substantially in the form attached hereto as Exhibit D (the "Lease") whereby Purchaser shall lease from Seller certain real estate and improvements located thereon owned by Seller located at 13183 Indian Mound Road, Norwood, North Carolina (the "Real Property").

                           (h) Other Closing Transactions. At Closing, each of
the parties hereto shall take such other actions required hereby to be performed by it prior to or at Closing, including, without limitation, satisfying the conditions set forth in Sections 9 and 10 hereof.

                           (i) Resale Certificate. At Closing, Purchaser shall
deliver to Seller a Certificate of Resale or other written evidence adequate to support the conclusion that Purchaser is registered with the North Carolina Department of Revenue and that the Inventory is being purchased for the purpose of resale.

                    4.3 POSSESSION. Seller shall make available all of the Purchased Assets for delivery to Purchaser at the time of Closing, and title to and risk of loss of the Purchased Assets shall pass to Purchaser concurrently with Closing.

         5.         REPRESENTATIONS AND WARRANTIES OF SELLER.

                    To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Shareholders hereby represent and warrant, jointly and severally, to Purchaser that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

                    5.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets, including, without limitation, the Purchased Assets. Seller is engaged solely in the conduct of the Business, does not have any subsidiaries, and is not a partner of any general or limited partnership, a member of any limited liability company or a party to any joint venture.

                    5.2 AUTHORIZATION. Seller has all necessary corporate power and authority and has taken all corporate action necessary or appropriate to execute and deliver this Agreement and the agreements, documents and instruments to be executed and delivered by Seller, in connection herewith or pursuant hereto, to consummate the transactions contemplated hereby and thereby and




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to perform, together with the Shareholders, its obligations hereunder and thereunder, and no other actions or proceedings on the part of Seller or any Shareholder are necessary to authorize this Agreement and such other agreements, documents and instruments, and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and the Shareholders and constitutes the legal, valid and binding obligation of Seller and the Shareholders enforceable against Seller and the Shareholders in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The other agreements, documents and instruments to be executed and delivered by Seller or Russell pursuant to or in connection with this Agreement, including, without limitation, the Employment Agreement and the Covenant Not to Compete when executed and delivered by Seller, Russell, or either of them, as the case may be, will constitute the legal, valid and binding obligations of Seller or Russell, as the case may be except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                    5.3 NO CONFLICT OR VIOLATION. Except as set forth on
Schedule 5.3.1 hereto, neither the execution, delivery and performance of this Agreement or any of the agreements, documents or instruments to be executed and delivered in connection herewith or pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will result in: (a) a violation of or a conflict with any provision of Seller's Articles of Incorporation or bylaws; (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any contract, permit, authorization or concession to which Seller is a party or by which any of the Purchased Assets are bound; (c) a violation by Seller or any Shareholder of any law, rule or regulation applicable to Seller or any Shareholder; or (d) an imposition of any encumbrance, restriction or charge on the business of Seller or any of the Purchased Assets which individually, in each instance, i.e. (a) - (d) would have a material adverse effect on the Business, operations, properties, condition (financial or otherwise) or prospects of Seller taken as a whole. Except as set forth on Schedule 5.3.2 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental authority, or any other person or entity, is required to be made or obtained by Seller or any Shareholder in connection with the execution, delivery and performance of this Agreement and the agreements, documents and instruments to be executed and delivered by Seller in connection herewith or pursuant thereto, and the consummation of the transactions contemplated hereby and thereby, except those which would not have a material adverse effect on the Purchased Assets taken as a whole or on the consummation of the transactions contemplated hereby and thereby taken as a whole.

                    5.4 TITLE TO PURCHASED ASSETS. The Schedules identified and referenced in Section 1 hereto describes all of the Purchased Assets required to be disclosed in such schedules in a manner sufficient to permit Purchaser to identify such Purchased Assets. Seller has good and marketable title to all of the Purchased Assets, free and clear of all liens, claims, charges, set-offs, encumbrances or restrictions of every kind except as disclosed and described in
Schedule 5.4 hereto; provided, however, that transfer of certain Contract Rights identified on Schedules 5.3.1 and 5.3.2 hereto requires the consents identified therein. Upon execution and delivery of the documents of transfer to be executed by Seller and delivered at Closing, Purchaser will have good and marketable title to the Purchased Assets, free and clear of any and all liens, claims, charges, set-offs, encumbrances, or restrictions of every kind, other than as may be disclosed by Seller in the schedules hereto or imposed by Purchaser. The Purchased Assets constitute and include substantially all of the property, assets and rights related to or used in the conduct of the Business, other than the Excluded Assets. The Purchased Assets conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation. No person other than Seller owns any of the Purchased Assets, except for leased items described on Schedule 1.1(b) and for items of an immaterial value.

                    5.5 INTANGIBLE ASSETS. Schedule 5.5.1 hereto contains detailed information (including, where applicable, the federal registration number and the date of registration or application for registration and the name in which registration was applied for) concerning all of Seller's trademarks, service marks, trade names and logos, including all pending applications for any such registrations and all of Seller's patents and copyrights and all pending applications therefor; all computer software used by Seller (other than computer software commercially available to the public) ("Computer Software"); and all rights of Seller to the exclusive use and ownership of the name "Arrowood" and any and all other names associated with, derived from or used in connection with the Business (all of the foregoing are included in the Intangible Assets).
Schedule 5.5.1 hereto also identifies any Intangible Assets listed thereon that any third party owns and that Seller uses or proposes to use in the Business, and specifies whether such use is or will be pursuant to license, sublicense, agreement or permission. Seller owns (or, as set forth on Schedule 5.5.1, possesses adequate and enforceable licenses or other rights to use) all Intangible Assets now used or proposed to be used in the Business. Except as set forth on Schedule 5.5.2 hereto, no person has a right to receive a royalty or similar payment in respect of any Intangible Assets pursuant to any contractual arrangements entered into by Seller or otherwise. Seller has no licenses granted by or to it, and there are no other agreements to which it is a party, relating in whole or in part to any of the Intangible Assets except as set forth on
Schedule 5.5.2 hereto. Except as set forth on Schedule 5.5.2 hereto, neither Seller nor any Shareholder has received written notice of, or has knowledge that, Seller's use of any of the Intangible Assets is interfering with, infringing upon or otherwise violating the rights of any third party in or to such Intangible Assets, and no proceedings have been instituted against or written notices received by Seller alleging that Seller's use or proposed use of any of the Intangible Assets infringes upon or otherwise violates any rights of a third party in or to such Intangible Assets. To the knowledge of Seller and the Shareholders, Seller has not disclosed any of the Intangible Assets other than in a manner reasonably necessary for the operation of the Business.

                    5.6 CONTRACTS. The Contract Rights and the other contracts, agreements and arrangements listed on Schedule 5.6 hereto include all of the contracts, agreements and other arrangements to which Seller is a party or by which Seller is legally bound that either (i) obligates Seller to make payment in excess of $50,000; or (ii) extends for a period of six (6) months, or cannot be terminated without at least six (6) months prior written notice. Seller has delivered to Purchaser a correct and complete copy of each written contract, agreement and other arrangement listed on Schedule 5.6 hereto and has included as part of Schedule 5.6 hereto a brief summary of any such oral contracts, agreements or other arrangements and any oral proposals to enter into any such contracts, agreements or other arrangements. Except as set forth on Schedule 5.6 hereto or on Schedules 5.3.1 or 5.3.2 hereto, with respect to the written contracts, agreements and other arrangements (including, but not limited to, the Contract Rights): (i) the written contract, agreement or other arrangement is legal, valid, binding, enforceable and in full force and effect; (ii) the written contract, agreement or other arrangement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date; (iii) Seller is not in breach or default and to Seller's knowledge no other party is in breach or default, and to Seller's knowledge no event has occurred which with notice, lapse of time or at the election of any person other than Seller or any Shareholder could constitute a breach or default or permit termination, modification or acceleration, under the written contract, agreement or other arrangement; and (iv) to Seller's knowledge no party has repudiated any term of the written contract, agreement or other arrangement.

                    5.7 FINANCIAL STATEMENTS.

                        (a) Seller has heretofore delivered to Purchaser a true and complete copy of the reviewed financial statements of Seller as of October 31, 1996, October 31, 1997 and October 31, 1998, and unaudited interim financial statements of Seller as of July 31, 1999. Such financial statements are prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and present fairly in all material respects, as of their respective dates or the periods covered thereby, the financial position, stockholders' equity, cash flow and results of operations of Seller. Except as noted therein, when delivered to Purchaser hereunder, all subsequent financial statements of Seller will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and will present fairly in all material respects, as of their respective dates or the periods covered thereby, the financial position, stockholders' equity, cash flow and results of operations of Seller.

                        (b) Seller's Books and Records are, and have been, maintained in all material respects in the usual, regular and ordinary course on a consistent basis, and all material transactions affecting the Business to which Seller is or has been a party are properly reflected therein.

                    5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS . Except as set forth on Schedule 5.8 hereto, since July 31, 1999, there has not been any:

                        (a) material adverse change in the assets, liabilities, business, condition (financial or otherwise), operations, results of operations or prospects of Seller or the Business;

                        (b) sale, lease, assignment or transfer of any of the assets, tangible or intangible, of Seller, other than to persons for fair consideration and in the ordinary course of business of Seller consistent with past practice;

                        (c) cancellation, compromise, waiver or release of any rights or claims (or series of related rights or claims) either: involving an affiliate of Seller; involving more than $10,000 in the aggregate; or outside the ordinary course of business of Seller consistent with past practice;

                        (d) amendment, cancellation or termination of any contract, license or other instrument: involving an affiliate of Seller; involving payments in excess of $10,000 in the aggregate; or that are otherwise material to Seller or the Business;

                        (e) capital expenditure or the execution of any lease, contract, license, sublease or sublicense or any incurring of liability therefor in any case involving $10,000 or more in the aggregate for all such expenditures, leases, contracts, licenses, subleases or sublicenses;

                        (f) delay or failure to repay when due any material obligation or accounts payable of Seller outside the ordinary course of business;

                        (g) failure to operate the Business in the ordinary course consistent with past practice so as to use reasonable efforts to preserve the business intact, to keep available to Purchaser the services of Seller's employees, and to preserve for Purchaser the goodwill of suppliers, customers and others having business relations with it;

                        (h) material change in accounting methods or practices by Seller;

                        (i) revaluation by Seller of any of the Purchased Assets of Seller, including without limitation, writing off notes or accounts receivable other than in the ordinary course of the Business consistent with past practice;

                        (j) damage, destruction or loss involving $10,000 or more in the aggregate and not covered by insurance;

                        (k) mortgage, pledge or other encumbrance of any of the Purchased Assets other than those in the ordinary course of business consistent with prior practice, all of which have been fully released;

                        (l) acceleration, termination, modification, cancellation or threatened termination or cancellation of the Lease or any other Contract Right;

                        (m) capital investment in, any loan to, or any acquisition of the securities or assets of any other person: involving an affiliate of Seller; involving more than $10,000 in the aggregate; or outside the ordinary course of the Business;

                        (n) grant of any license or sublicense of any rights under or with respect to any Intangible Assets; or

                        (o) other event or condition of any character that in any one case or in the aggregate has a material adverse effect on the Business, or any event or condition known to Seller or any of the Shareholders or that it is reasonable to expect will, in any one case or in the aggregate, have a material adverse effect on the Business in the future.

                    5.9 LIABILITIES . Except as set forth on Schedule 5.9, Seller has no liabilities or obligations (absolute, accrued, contingent or otherwise), except: (a) liabilities that are reflected and reserved against on the July 31, 1999, financial statements, that have not been paid or discharged since the date thereof; (b) liabilities incurred since July 31, 1999, in the ordinary course of the Business consistent with past practice; and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

                    5.10 LITIGATION. Except as set forth on Schedule 5.10 hereto, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (collectively, "Actions") pending or, to Seller's or any Shareholder's knowledge, threatened or anticipated against, relating to or affecting: (a) Seller, the Purchased Assets, the Acquired Liabilities or the operation of the Business; or (b) the transactions contemplated by this Agreement. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any kind or nature, and there are no unsatisfied judgments against Seller or the Business.

                    5.11 COMPLIANCE WITH LAW; PERMITS. To the knowledge of Seller and the Shareholders, Seller is in substantial compliance with all applicable laws, rules and regulations relating to the Purchased Assets or the Business, except where the failure to comply would not have, individually or in the aggregate, a material adverse effect on the Business, operations, properties, condition (financial or otherwise) or prospects of Seller taken as a whole. Seller has not received any written notice and has no knowledge to the effect that it is not in compliance with any such laws, rules or regulations. Seller has all licenses, permits, authorizations and approvals (other than such as may be immaterial to the Business), each of which is currently valid and in full force and effect, necessary to carry on the Business, which licenses, permits, authorizations and approvals are set forth on Schedule 5.11 hereto.

                    5.12 TAXES. For the purposes of this Agreement, the terms "Tax" and "Taxes" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state or local authority or any other taxing authority on Seller or any of its Tax Affiliates as to its income, profit, franchise, gross receipts, payroll, sales, employment, worker's compensation, use, property, withholding, excise, occupancy, environmental and other taxes, duties or assessments of any nature, whatsoever. Seller has filed or caused to be filed timely all material federal, state, local and foreign tax returns required to be filed as of the date hereof and through the Closing Date by each of it, any partnership or joint venture in which it holds a majority interest or for which it is responsible for filing tax returns, and any member of its consolidated, combined, unitary or similar group (each such member a "Tax Affiliate"). Such returns, reports and other information are accurate and complete in all material respects. Seller has paid or caused to be paid or has made adequate provision or set up an adequate accrual or reserve for the payment of, all Taxes shown to be due in respect of the periods for which returns are due, and has established (or will establish at least quarterly) an adequate accrual or reserve for the payment of all Taxes payable in respect of the period subsequent to the last of said periods required to be so accrued or reserved. Seller has withheld and paid all Taxes, including without limitation the portion thereof relating to Taxes imposed upon Seller, required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder or other third party. Neither Seller nor any of its Tax Affiliates has any material liability for Taxes in excess of the amount so paid or accruals or reserves so established. There are no tax liens on any of the Purchased Assets. Neither Seller nor any of its Tax Affiliates is delinquent in the payment of any material amount of Tax in excess of the amount reserved or provided therefor, and no deficiencies for any Tax, assessment or governmental charge in excess of the amount reserved or provided therefor have been claimed or assessed. Seller has not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a federal or state income tax assessment or deficiency.

                    5.13 INSURANCE. Schedule 5.13 hereto contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Seller and issued by any unaffiliated third party carrier on the Business, the Purchased Assets or Seller. To Seller's knowledge, all of such policies are sufficient for compliance with all requirements of law and of all contracts to which Seller is a party. Seller is not in default under any of such policies or binders, and Seller has not failed to give any notice or to present any claim under any such policy or binder in a timely fashion. There are no outstanding unpaid claims under any such policies or binders. Such policies are in full force and effect on the date hereof and shall be kept in full force and effect by Seller through the Closing Date. Seller shall be entitled, at its option and at its sole cost and expense, to keep any or all such policies in force following the Closing Date.

                    5.14 PURCHASE COMMITMENTS AND OUTSTANDING BIDS. Except as set forth on Schedule 5.14 hereto, there is no outstanding bid or proposal of Seller that will or would, if accepted, have a material adverse effect on the Business or the Purchased Assets.

                    5.15 LOCATION OF PURCHASED ASSETS. Seller's principal office at which all of the Purchased Assets are located and at which all of its Business is conducted is the Real Property, and no Purchased Assets are located anywhere other than the Real Property.

                    5.16 BROKERS. Seller has not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Purchaser may be held liable for any fees or other compensation.

                    5.17 NO OTHER AGREEMENTS TO SELL THE PURCHASED ASSETS OR CAPITAL STOCK OF SELLER. Neither Seller nor any Shareholder has any legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of the Purchased Assets, to sell or effect a sale of a majority of the capital stock of Seller or to effect any merger, consolidation or other reorganization of Seller or to enter into any agreement or cause the entering into of an agreement with respect thereto (other than the sale of inventory in the ordinary course of the Business).

                    5.18 INSOLVENCY PROCEEDINGS. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangements with creditors, whether in each instance voluntary or involuntary, affecting Seller, any of the Shareholders or the Purchased Assets are pending or threatened. Seller has not made an assignment for the benefit of creditors, or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

                    5.19   PRODUCT WARRANTIES; PRODUCT LIABILITY.

                           (a) There are no material claims or demands against
Seller as of the date hereof for replacement or repair of any product or equipment that Seller has assembled, installed, equipped, distributed, sold or repaired or other damages in connection therewith, except as set forth on
Schedule 5.19(a). Seller's products and equipment are not subject to any written warranty other than as set forth in Seller's standard terms and conditions of sale, a copy of which is attached to Schedule 5.19(a).

                           (b) Except as set forth on Schedule 5.19(b), there
are no pending or, to the knowledge of Seller, any threatened actions, suits or proceedings arising out of any injury to individuals or property as a result of ownership, possession or use of any product or equipment that Seller has assembled, installed, equipped, distributed, sold or repaired.

                    5.20   EMPLOYMENT MATTERS; EMPLOYEE BENEFITS.

                           (a) Seller is not a party to any labor agreement with
respect to its employees with any labor organization, group or association. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. Seller is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. Neither Seller nor any Shareholder has knowledge of any Employee Liabilities. There is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other agency, and Seller has no knowledge of any facts or information that would give rise thereto; and there is no labor strike or labor disturbance pending or threatened against Seller nor is any grievance currently being asserted; and Seller has never experienced a work stoppage with respect to its non-temporary employees.

                           (b) Schedule 5.20 contains a complete and accurate
list of each employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), that is maintained by Seller or any of its "ERISA Affiliates" (as hereafter defined) or with respect to which Seller or any of its ERISA Affiliates has any liability for payments, benefits or claims (all of the foregoing, the "Seller Plans"). None of the Seller Plans is a Multiple Employer Welfare Agreement as defined in ERISA or a defined benefit plan. Each of the Seller Plans that is subject to ERISA is in substantial compliance with ERISA, each of the Seller Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is the subject of an effective favorable determination letter issued by the Internal Revenue Service, and no event has occurred, and to the knowledge of Seller and the Shareholders, there exists no condition or set of circumstances, in connection with which Seller or any ERISA Affiliate of Seller is subject to liability (except liability for claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law. All required contributions or other amounts payable by Seller or its ERISA Affiliates as of the Closing Date with respect to each Seller Plan in respect of current or prior plan years have been or will be paid prior to the Closing Date. There are no "unfunded benefit liabilities" as defined in ERISA with respect to any Seller Plan. All contributions made by Seller's present or former employees to any Seller Plan that is an employee pension benefit plan under ERISA are and will be 100% vested as of the Closing Date. There are no pending or threatened or anticipated claims (other than routine claims for benefits) by or on behalf of or against any of the Seller Plans or any trusts related thereto. Seller has received and delivered to Purchaser copies of favorable determination letters with respect to each Seller Plan that is intended to be qualified (including, but not limited to, any 401(k) plan), and no event has occurred that will or would be reasonably likely to give rise to a disqualification of any such Seller Plan under Section 401(a) of the Code (other than changes in the law with respect to which the deadline for compliance has not passed). Seller has filed all annual reports required by any governmental agency to be filed with respect to the Seller Plans (including, but not limited to, any 401(k) plan or cafeteria plan), including, if applicable, the Form 5500 series. For purposes of this Agreement, "ERISA Affiliate" means, with respect to any person, any trade or business, whether or not incorporated, which, together with such person, would constitute a "controlled group of corporations", a group of trades or businesses under "common control", or an "affiliated service group" within the meaning of Section 414(b), (c), (m), or (o) of the Code.


                   5.21    REAL PROPERTY. Except as set forth on Schedule 5.21:

                           (a) There are no leases, subleases, license or other
agreements granting to any party or parties the right to use or occupy all or any portion of the Real Property.

                           (b) No portion of the Real Property, or the Business
conducted thereon, is in violation of any building line or use or occupancy restrictions, limitations, conditions or covenants of record or any zoning ordinance or public utility easements, and no portion of the Real Property encroaches upon any interests in real estate owned or leased by others, which, individually in each instance, would have a material adverse effect on the Business, operations, properties, condition (financial or otherwise) or prospects of the Seller taken as a whole.

                           (c)  Seller has not received written notice from any
governmental body or agency of, and to Seller's knowledge there is no violation of any building law, code or ordinance with respect to the Real Property.

                           (d)  There are no parties other than Seller in
possession of the Real Property, except as otherwise identified in Schedule
5.21.

                           (e)   All utilities that are required for the full
and complete occupancy and use of the Real Property for the purposes for which they are presently being used by Seller, including, without limitation, electricity, water, telephone and similar systems, have been connected to the Real Property and are in good working order.

                    5.22   ENVIRONMENTAL MATTERS. Except as set forth in
Schedule 5.22, Seller's activities on the Real Property are and at all times, have been in material compliance with all applicable federal, state or local statutes, laws, rules or regulations with respect to any pollutants, contaminates, hydrocarbons, chemicals, industrial materials or wastes ("Hazardous Substances"), drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water, run-off, waste emissions or wells, including without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and Section 9601 et seq); the Resource Conservation and Recovery Act of 1976 (42 U.S.C.
Section 6901 et seq), as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendment of 1980, and the Hazardous and Solid Waste Amendments of 1984; the Hazardous Materials Transportation Act (49 U.S.C.
Section 1801 et seq) ("Environmental Laws"). No underground storage tanks are located on the Real Property, and no environmental lien has attached to the Real Property or any of the Purchased Assets. Seller has not caused, and neither Seller nor any Shareholder has knowledge of the existence, or any release or threatened release of, any Hazardous Substances in, on, under or from the Real Property (an "Environmental Condition") and no such Hazardous Substances are produced, stored, used, generated or disposed of by Seller in the operation of its Business at the Real Property except as set forth in Schedule 5.22. No judicial or administrative enforcement action, proceeding,claim, allegation, lien, cause of action for any damages, order, directive, notice of inspection, notice of noncompliance, request for information or investigation (collectively, "Environmental Claims") has been made, exists or is pending or to the knowledge of Seller has been threatened against Seller by any governmental authority or any third party pursuant to any applicable Environmental Laws with respect to either the Real Property, its Environmental Condition, the Purchased Assets or Seller's operations thereon.

                    5.23 SHAREHOLDER REPRESENTATION. The Shareholders hold of record one hundred percent (100%) of the issued and outstanding shares of Seller's capital stock free and clear of all security interests, options, warranties, purchase rights, constraints, commitments and claims.

                    5.24   YEAR 2000.

                           (a) There is no litigation, proceeding or claim
pending to which Seller is a party or, to the knowledge of Shareholders, threatened against Seller (i) based upon the proper function, in and following the year 1999, of Seller's Computer Systems, equipment containing embedded microchips (including Computer Systems and equipment supplied by others or with which the Seller's Computer Systems interface), computer software, products and/or components or (ii) requiring the reprogramming of any of the foregoing. Seller's products are Year 2000 Compliant.

                           (b) Seller will inquire of each of its top 10
suppliers as to whether the products, components, parts and services provided by such suppliers to Seller are Year 2000 Compliant and none of such suppliers has advised Seller that any product, component, part or service is not Year 2000 Compliant.

                           (c) "Year 2000 Compliant" means a specified item or
product will accurately receive, provide, and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data that would have a material adverse effect.

                    5.25 MATERIAL MISSTATEMENTS OR OMISSIONS . No representations or warranties by Seller in this Agreement, nor any document, Exhibit, statement, certificate or Schedule furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                    5.26 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN NEITHER SELLER NOR THE SHAREHOLDERS MAKE ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WITH RESPECT TO THE PURCHASED ASSETS TO BE TRANSFERRED OR DELIVERED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND ALL SUCH PURCHASED ASSETS ARE SOLD TO PURCHASER ON AN "AS IS" BASIS ONLY.


         6.         REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SOURCE.

                    To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and Source hereby, jointly and severally, represent and warrant to Seller that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

                    6.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Source is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    6.2 AUTHORIZATION. Purchaser and Source have all necessary power and authority and have taken all action necessary to enter into this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser and Source, in connection with or pursuant to this Agreement, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Purchaser and Source and is a legal, valid and binding obligation of Purchaser and Source, enforceable against them in accordance with its terms, except as such enforce ability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The agreements, documents and instruments to be executed and delivered by Purchaser and Source, in connection with or pursuant to this Agreement, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser and Source, enforceable against them in accordance with its terms, except as such enforce ability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

                    6.3 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser and Source, in connection with or pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby will result in: a violation of or a conflict with any provision of the Articles of Incorporation of Purchaser or Source; (b) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Purchaser or Source is a party, which breach or default would have a material adverse effect on the business or financial condition of Purchaser or Source or their ability to consummate the transactions contemplated hereby; or (c) a violation by Purchaser or Source of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Purchaser or Source or their ability to consummate the transactions contemplated hereby.

                    6.4 CONSENTS AND APPROVALS. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser or Source in connection with the execution, delivery and performance of this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser and Source in connection herewith or pursuant hereto and the consummation of the transactions contemplated hereby.

                    6.5 NO BROKER. Neither Purchaser nor Source has retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any transaction contemplated hereby for which Seller will be held liable for any fees or other compensation.

                    6.6 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by Purchaser in this Agreement, nor any document, Exhibit, statement, certificate or Schedule furnished or to be furnished to Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

         7.         COVENANTS OF SELLER AND SHAREHOLDERS.

                    Seller and Shareholders covenant and agree that, from and after the date of this Agreement and until Closing, Seller will conduct the Business subject to the following provisions and limitations:

                    7.1 MAINTENANCE OF BUSINESS PRIOR TO CLOSING. Seller shall continue to carry on the Business in the ordinary course and consistent with past practice and will not take any action inconsistent therewith or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall: (a) maintain the Purchased Assets in their current state of repair, excepting normal wear and tear; (b) maintain insurance covering the Purchased Assets similar to that in effect on the date hereof; (c) use their best efforts to preserve the current business organization of Seller intact; (d) use their best efforts to keep available the services of the current employees and other personnel of the Business; and (e) use their best efforts to preserve the current business relationships with customers, suppliers and others having business dealings with Seller. Seller shall not engage in any practice, take any action, embark on any course of inaction or enter into any transaction that would cause any of their representations and warranties set forth in Section 5 hereof to be untrue as of the Closing Date or result in any of such representations and warranties being untrue as of the Closing Date. Without limiting the generality of the foregoing, Seller shall not take any of the following actions except in the ordinary course of the Business: (i) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof; (ii) sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real or personal property or any interest therein; (iii) increase the compensation payable or to become payable to any director, officer or employee of Seller; (iv) incur any indebtedness for borrowed money or purchase money indebtedness or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;
(v) pay any claim or discharge or satisfy any lien or encumbrance or pay any obligation or liability other than in the ordinary course of business or as required by the terms of any instrument evidencing or governing the same or by the terms hereof; (iv) enter into or amend, or make any contributions to, any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan except the ordinary course; or (vii) agree to do any of the foregoing.

                    7.2 CONSENTS AND BEST EFFORTS. As soon as practicable after the date of this Agreement, Seller shall commence all reasonable action and shall use its best efforts to obtain all applicable permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties or governmental authorities as may be necessary or appropriate to authorize, approve or permit the consummation of the transactions provided for hereby on or prior to the Closing Date.

                    7.3 NO SOLICITATION. Neither Seller nor any of its Shareholders, directors, officers, employees, agents, representatives and affiliates shall solicit or request from, or negotiate with, third parties any offers to purchase all or substantially all of the assets or business of the Business, or all or substantially all of the stock of Seller, nor participate in any negotiations related to any such offers.

                    7.4 NOTICE. Seller and the Shareholders shall promptly give Purchaser written notice in the event Seller or any Shareholder becomes aware of the existence or occurrence of any event or condition which would make any representation or warranty of Seller or Shareholders contained herein untrue in any material respect or which might prevent the consummation of the transactions contemplated hereby.

                    7.5 REASONABLE ACCESS. Seller will permit representatives of Purchaser to have access at all reasonable times to all premises, properties, management personnel, books, records, contracts and documents of or pertaining to Seller, the business, the Real Property and the Purchased Assets. Seller has or will make available to Purchaser and its representatives, prior to Closing, copies of all documents, including without limitation all agreements, contracts, commitments, leases, licenses, patents, trademarks, tradenames, service marks, copyrights and other documents referenced on the Schedules attached hereto. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

         8.         ADDITIONAL AGREEMENTS OF THE PARTIES.


                    8.1 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions contained herein, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The parties hereto will each use their respective best efforts to obtain consents of all third parties and governmental bodies necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers and/or directors of Seller or Purchaser, as the case may be, shall take all such actions without any further consideration therefor; provided, however, that neither Seller or Purchaser shall be required, in connection therewith, to incur further material liability or expense.

                    8.2 PUBLICITY. From and after the date of this Agreement and until Closing, Seller and the Shareholders agree to obtain the approval of Purchaser prior to issuing any press release, public statement or announcement with respect to this Agreement or the transactions contemplated hereby; provided, however, that the provisions of this Section 8.2 shall not prohibit Seller or the Shareholders from making any such release, statement or announcement if such party believes that it is required to do so under any applicable law or regulation.

                    8.3 EMPLOYMENT AGREEMENT. At Closing, Russell shall enter into an Employment Agreement with Purchaser substantially in the form attached as Exhibit B hereto.

                    8.4 CORPORATE NAME. Prior to or at Closing, Seller shall take all actions reasonably requested by Purchaser to insure that Seller shall no longer use, or be able to use, any corporate name, trade name, trademark, service mark or other advertising symbol associated with, or similar to those of, Seller, including, without limitation, the name "Arrowood"; provided, however, that Seller shall have the right to use the name "Arrowood" to the extent it is reasonably necessary to effect a change in the corporate name of Seller. At Closing, Seller shall take all such action as may be necessary to convey to Purchaser the rights to all such names.

                    8.5 COVENANT NOT TO COMPETE. At Closing, Russell shall enter into a Covenant Not to Compete with Purchaser and Source substantially in the form attached as Exhibit C hereto.

                    8.6 LEASE. At Closing, Seller and Purchaser shall enter into the Lease of the Real Property substantially in the form attached as Exhibit D hereto.

                    8.7 CONFIDENTIALITY. Prior to Closing, Seller will provide to Purchaser and Purchaser may provide to Seller information which may be deemed by the party providing such information to be confidential. Each party agrees that it will not use or disclose any information (i) provided to it by another party to this Agreement and designated in writing by such disclosing party as confidential for a purpose other than in connection with the transactions contemplated by this Agreement, or (ii) contained in this Agreement, including but not limited to the Base Purchase Price, except with the consent of the other parties hereto and except that the obligations contained in this Section 8.7 shall not in any way restrict the rights of any party or person to use or disclose information that was known to such party prior to the disclosure by the other party; is or becomes generally available to the public other than by breach of this Agreement; or otherwise becomes lawfully available to a party on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.

                    8.8 BULK SALES COMPLIANCE. Subject to the indemnification obligations specified in Section 12 hereof, Purchaser and Seller hereby waive compliance by Purchaser and Seller with the North Carolina bulk sales law or any other similar laws in any applicable jurisdiction with respect to the transactions contemplated by this Agreement.

                    8.9 STATE TAXES. Seller shall obtain the usual documents from the State of North Carolina's taxing authorities to the effect that no Taxes are due and owing from the Business to the State of North Carolina as of the Closing Date for which Purchaser may become liable or which may later become liens against the Purchased Assets. Pursuant thereto, Seller shall file the notices of sale required, if any, (the "Sales Notices") within the time periods specified under North Carolina law. Seller shall provide Purchaser copies of the Sales Notices and copies of any stop orders or other correspondence received in response thereto. At Closing, Purchaser shall withhold from the Base Purchase Price the sum of the amount stated in the stop orders, if any, received from the North Carolina taxing authorities to cover the amount of all Taxes which may be due the State of North Carolina from Seller (the "Tax Funds"). The Tax Funds shall be held by Purchaser as security until Seller delivers to Purchaser a certificate from the North Carolina taxing authorities showing that all such Taxes have been paid, but on written direction from Seller, Purchaser will release funds by check payable to the appropriate agency. Upon receipt of the release from the appropriate agencies, Purchaser shall pay the balance of the sum withheld to Seller, less any amount thereof paid by Purchaser to the taxing authorities, at such taxing authorities' direction, for Taxes due from Seller, which sum shall be reimbursed by Seller to Purchaser from the Tax Funds or, if insufficient, from Seller's other funds. The withholding of funds at Closing shall not, however, relieve Seller from any liability for Taxes which may be due from Seller to the State of North Carolina or to others as of the Closing Date. Seller agrees to pay all such Taxes accrued and owing as of the Closing Date when and as they fall due. Purchaser will bear all sales, use and transfer Taxes, if any, payable to the State of North Carolina or any county or municipality located therein, or any other governmental entity in connection with the transactions contemplated by this Agreement or the other agreements or instruments referred to in this Agreement.

                    8.10 RISK OF LOSS. Between the date of this Agreement and the Closing Date, Seller assumes all risk of destruction, loss or damage to the Purchased Assets and Real Property due to fire or other casualty, and Seller, at Seller's sole expense, shall, until the Closing Date, keep all of the Purchased Assets and the Real Property fully insured as presently maintained by Seller. If any of the Purchased Assets or the Real Property is damaged by fire or other casualty, Purchaser and Seller shall have the following rights and obligations:

                         (a) If the damage is not substantial (as hereinafter
defined), Purchaser shall take title to Purchased Assets and or lease the Real Property without abatement of the Base Purchase Price and be entitled to receive the insurance proceeds arising out of such damage to the extent Seller has not theretofore used such proceeds to repair such damage. If the insurance proceeds arising from such damage and received by Purchaser at or prior to Closing are not sufficient to repair such damage, Purchaser shall receive at Closing a credit against the Purchase Price equal to the estimated cost of repairing such damage in excess of the insurance proceeds paid to Purchaser, as such amount shall be determined by a qualified independent third party selected by Purchaser and Seller.

                         (b) If the damage is substantial (as hereinafter
defined), Purchaser shall have the option of canceling this Agreement within thirty (30) days of receiving notice of such damage, or Purchaser may accept the Purchased Assets and lease the Real Property and thereupon be entitled to receive the insurance proceeds arising out of such damage, but without adjustment of the Base Purchase Price.

                         (c) If damage occurs, then such damage shall be deemed
"substantial" if the same cannot be substantially repaired or restored within thirty (30) days after such damage occurs.

                    8.11 PRODUCT WARRANTY CLAIMS. To facilitate the transition of Seller's customers to those of Purchaser, Purchaser will honor, post Closing, all product warranty claims given prior to Closing by Seller to its customers; provided, however, that Seller shall be liable for the cost thereof (the "Product Warranty Damages") which Purchaser shall have the right to recover through its right of setoff (not subject to the Basket Amount) or otherwise as an indemnification claim under Section 12.1.

         9.         CONDITIONS TO THE OBLIGATIONS OF SELLER.

                    The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction and fulfillment at or prior to Closing of each of the following conditions, any of which may be waived by Seller:

                    9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Purchaser and Source contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on the Closing Date, and Purchaser and Source shall have performed or complied with all covenants and obligations to be per formed or complied with by them under the terms of this Agreement at or prior to Closing.

                    9.2 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No action by any governmental agency shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or that questions the validity or legality of the transactions contemplated hereby.

                    9.3 CERTIFICATES. Purchaser and Source shall have delivered to Seller such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 9 as may be reasonably requested by Seller, including, without limitation:

                         (a) Certificate executed by an authorized officer of
Purchaser, as the case may be, certifying, as of the Closing Date: (i) a true and complete copy of the Articles of Incorporation of Purchaser and Source, (ii) a true and complete copy of the Bylaws of Purchaser and Source, (iii) a true and correct copy of the resolutions of the board of directors of Purchaser and Source authorizing the execution, delivery and performance of this Agreement by Purchaser and Source; the execution, delivery and performance of the agreements, documents and instruments to be executed and delivered to Seller in connection herewith or pursuant hereto; and the consummation of the transactions contemplated hereby and thereby; and (iv) incumbency matters.

                         (b) Certificate executed by authorized officers of
Purchaser and Source, certifying that, as of the Closing Date, the conditions set forth in this Section 8 have been satisfied.

                         (c) A certificate of the Secretary of State of North
Carolina and all states where Seller is qualified to do business, certifying the good standing of Purchaser and a certificate of Illinois and all states where Seller is qualified to do business, certifying the good standing of Source.

                    9.4 EMPLOYMENT AGREEMENT. Purchaser shall have entered into an Employment Agreement with Russell as described in Section 8.3.

                    9.5 COVENANT NOT TO COMPETE. Russell should have entered into a Covenant Not to Compete with Purchaser and Source as described in Section 8.5.

                    9.6 LEASE. Purchaser and Seller shall have entered into the Lease as described in Section 8.6.

                    9.7 CONSENTS. All consents, permits, approvals and waivers from all parties necessary or appropriate to permit the consummation of the transaction contemplated hereby shall have been obtained, including, without limitation, those necessary for assignment by Seller to Purchaser of the Contracts Rights to be assigned to and assumed by Purchaser hereunder upon the same terms and conditions as in effect prior to such assignment.

                    9.8 CERTIFICATE OF RESALE. Purchaser shall have delivered to Seller a Certificate of Resale or other written evidence adequate to support the conclusion that Purchaser is registered with the North Carolina Department of Revenue and that the Inventory is being purchased for the purpose of resale.

         10.        CONDITIONS TO THE OBLIGATIONS OF PURCHASER.

                    The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction and fulfillment at or prior to Closing of each of the following conditions, any of which may be waived by Purchaser:

                    10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Seller and Shareholders contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made on the Closing Date, and Seller and Shareholders shall have performed or complied with all covenants and obligations to be performed or complied with by them under the terms of this Agreement at or prior to Closing.

                    10.2 CONSENTS. All consents, permits, approvals and waivers from all parties necessary or appropriate to permit the consummation of the transactions contemplated hereby shall have been obtained, including, without limitation those necessary for assignment to and assumption by Purchaser of Contracts Rights to be assigned to and assumed by Purchaser hereunder upon the same terms and conditions as in effect prior to such assignment and without payment by Purchaser of any sums in connection with such assignment and assumption, all of which consents, permits, approvals and waivers shall be in form and substance reasonably satisfactory to Purchaser.

                    10.3 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No action by any governmental agency or other person or entity shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or that questions the validity or legality of the transactions contemplated hereby or that has or could reasonably be expected to have, in the opinion of Purchaser, a material adverse effect on the assets, properties, business, operation or financial condition of Seller.

                    10.4 EMPLOYMENT AGREEMENT. Purchaser shall have entered into an Employment Agreement with Russell as described in Section 8.3.

                    10.5 COVENANT NOT TO COMPETE. Russell shall have entered into a Covenant Not to Compete with Purchaser and Source as described in Section 8.5.

                    10.6 LEASE. Purchaser and Seller shall have entered into the Lease as is described in Section 8.6.

                    10.7 CERTIFICATES. Seller shall have delivered to Purchaser such certificates of its officers and others to evidence compliance with the conditions set forth in this Section 10 as may be reasonably requested by Purchaser, including, without limitation:

                         (a) A certificate executed by the Secretary of Seller
certifying, as of the Closing Date: (i) a true and complete copy of the Articles of Incorporation of Seller; (ii) a true and complete copy of the bylaws of Seller; (iii) a true and correct copy of resolutions of the board of directors and Shareholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance of the agreements, documents and instruments to be executed and delivered by Seller in connection herewith or pursuant hereto, and the consummation of the transactions contemplated hereby and thereby; and (iv) incumbency matters;

                         (b) A certificate executed by the President of Seller
certifying that, as of the Closing Date, the conditions set forth in this
Section 10 have been satisfied;

                         (c) A copy of the Articles of Incorporation and Bylaws
of Seller (and all amendments thereto), certified as of a recent date by Seller's Secretary;

                         (d) A certificate of the Secretary of State of the
State of North Carolina, and all states where it is qualified to do business, certifying the good standing of Seller;

                         (e) Any and all forms, certificates and/or other
instruments required to pay the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, if any, together with evidence reasonably satisfactory to Purchaser that such transfer taxes and charges have been paid; and

                         (f) Such other separate instruments of sale, assignment
or transfer and such other documents executed by Seller, Russell and third parties, or any of them, if necessary, that Purchaser may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Purchased Assets as required by this Agreement or to otherwise consummate the transactions contemplated hereby.

                    10.8 RELEASE OF LIENS. Purchaser shall have completed a lien search and Seller shall have delivered evidence of the release of all encumbrances on any and all of the Purchased Assets (other than Acquired Liabilities), whether or not indicated on such lien search. If any such encumbrance is not so satisfied or released by Closing, a portion of the Purchase Price shall be applied to satisfy such encumbrance at the time of Closing.

                    10.9 ESTOPPEL CERTIFICATES. Purchaser shall have received copies of consents from parties to Contract Rights, leases and other agreements being assumed by Purchaser hereunder as Purchaser may reasonably request; or in the event Seller is unable to obtain any such estoppel certificates, Seller shall have subleased or subcontracted the corresponding lease or contract to Purchaser on the same terms and conditions as contained in such lease or contract provided that, in the reasonable judgment of Purchaser, such action by Seller would not violate the terms of such lease or contract.

                    10.10 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date there shall have been no material adverse change in the assets (including the Purchased Assets and Real Property) or liabilities, the Business or condition (financial or otherwise) of Seller, its employees or customers regardless of reason, including, without limitation, legislative or regulatory changes, revocation of any license or rights to do business, failure to obtain permits required by Seller, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise.

         11.        TERMINATION.

                    11.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

                         (a) Mutual Consent. By the mutual consent of Seller and
Purchaser.

                         (b) Required Consents. By Seller or Purchaser if any
governmental agency, whose consent or approval is required to permit the consummation of the transactions contemplated hereby on the part of Seller, fails to consent to or approve such transactions;

                         (c) Loss of Purchased Assets or Real Property. By
Purchaser, upon substantial damage to the Purchased Assets as provided in
Section 8.10.

                         (d) Breach of Representations, Warranties or Covenants.
By either party if the other party materially breaches a representation, warranty or covenant contained in this Agreement, which breach has not been cured prior to the Closing Date.

                         (e) Seller's Failure to Close. By Purchaser, if
Purchaser is prepared to close and all conditions to the obligations of Seller to close pursuant to Section 8 hereof have been satisfied or waived, as the case may be, and Seller fails to close on the Closing Date; and

                         (f) Purchaser's Failure to Close. By Seller, if Seller
is prepared to close and all conditions to the obligations of Purchaser to close as set forth in Section 10 hereof have been satisfied or waived, as the case may be, and Purchaser fails to close on the Closing Date.

                    11.2 CUT-OFF DATE. If Closing shall not have occurred on or before October 1, 1999, this Agreement shall terminate upon notice by one party to the other party of the termination.

                    11.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Sections 11.1(a), 11.1(b), 11.1(c) or 11.2 hereof, all rights and obligations of Seller and Purchaser hereunder shall terminate, but if this Agreement is terminated pursuant to Sections 11.1(d), 11.1(e) or 11.1(f) hereof, the non-breaching party shall be entitled to exercise and pursue all rights and remedies available to it hereunder, at law, in equity, including but not limited to the right to specific performance.

         12.        INDEMNIFICATION.

                    12.1 INDEMNIFICATION BY SELLER. Subject to the provisions and limitations of Section 12.4 hereof, Seller hereby indemnify and agree to save, hold harmless and defend Purchaser and its affiliates and subsidiaries, and their respective partners, officers, directors, shareholders, agents and representatives (collectively, "Purchaser Representatives"), and each of them, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, additions, reasonable travel expenses, reasonable attorneys' fees and all amounts paid in connection with the defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by Seller or any Shareholder, herein or in any Exhibit, Schedule, or other document provided pursuant to or in connection with this Agreement; (b) the breach of any covenant or agreement or any misrepresentation made by Seller or any Shareholder contained in this Agreement, including the Schedules and Exhibits hereto, or any other agreement, instrument or document executed by Seller or any Shareholder pursuant hereto or in connection herewith; (c) any Excluded Liability; and (d) non-compliance with the bulk sales law of the State of North Carolina or any other similar laws in any applicable jurisdiction with respect to the transactions contemplated by this Agreement. The term "Damages" as used in this Section 11 is not limited to matters asserted by third parties against Seller or Purchaser, as the case may be, but includes Damages incurred or sustained by Seller or Purchaser, as the case may be, in the absence of third party claims.

                    12.2 INDEMNIFICATION BY PURCHASER AND SOURCE . Purchaser and Source hereby indemnify and agree to save and hold harmless Seller and its officers, directors, Shareholders, agents, affiliates and representatives (collectively, "Seller Representatives") from and against any and all Damages incurred in connection with or arising out of or resulting from any one or more of the following: (a) any inaccuracy in any representation or warranty made by Purchaser or Source, herein or in any Exhibit, Schedule, or other document provided pursuant to or in connection with this Agreement; (b) the breach of any covenant or agreement or any misrepresentation made by Purchaser or Source, contained in this Agreement, including the Schedules and Exhibits hereto, or any other agreement, instrument or document executed by Purchaser or Source, pursuant hereto or in connection herewith; (c) any of the Acquired Liabilities;
(d) any defect in any product manufactured by Purchaser after Closing; (e) the use by Purchaser of the name "Arrowood"; and (f) the operation of the Business after Closing by Purchaser or the ownership, operation or use after Closing of the Purchased Assets by Purchaser.

                    12.3 DEFENSE OF CLAIMS . If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted or threatened to be brought or asserted against an indemnified party in respect of which indemnity may be sought from an indemnifying party, such indemnified party shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel satisfactory to such indemnified party and the payment of all expenses. The indemnifying party shall not, except with the written consent of the indemnified party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified party of an unconditional release from all liability in respect of such third party claim or demand. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party, unless: (a) the indemnifying party has agreed to pay such fees and expenses; (b) the indemnifying party shall have failed to assume the defense of such action or proceeding or shall have failed to employ counsel reasonably satisfactory to such indemnified party in any such action or proceeding; or (c) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such indemnified party and any other indemnified parties, which firm shall be designated in writing by such indemnified parties). The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party agrees to indemnify and hold harmless such indemnified parties from and against any loss or liability by reason of such settlement or judgment.

                    12.4   LIMITS OF INDEMNIFICATION.

                           If Purchaser obtains a final resolution of a claim
for indemnification under this Article 12, Purchaser shall first set off the amount of Damages so obtained against any and all payments of funds or property that may be or become due or owing to Seller under the Note up to $200,000 ("Seller's Cap") provided; however, if the amount of the Note is less then Seller's Cap, Purchaser shall have a right to set off its Damages for an indemnification claims against the Earnout up to an amount equal to the difference between the Seller's Cap and the amount of the Note. Notwithstanding the foregoing, Purchaser's right of setoff shall be limited as follows: (a) except with respect to Product Warranty Damages, Purchaser's rights shall not apply unless and then only to the extent that the aggregate of all Purchaser's Damages exceed $25,000 (the "Basket Amount"); (b) the aggregate amount of all setoffs (after taking into account the Basket Amount) shall be limited to the Seller's Cap; and (c) the rights to indemnification and setoff shall only apply to a claim for Damages asserted by Purchaser within six (6) months after the Closing. The exercise of such right of set-off by Purchaser will not give rise to a cause of action by Seller or Russell against Purchaser. The foregoing shall constitute Purchaser's exclusive remedy under this Agreement. If any claim by Purchaser for indemnification under this Section 12 is pending at the time the Note or Earnout, as the case may be, is to be paid by Purchaser to Seller (a "Pending Claim"), Purchaser may hold back the amount of the Pending Claim from any and all payments that are due and owing to the Seller up to the Seller's Cap or the remaining portion thereof. Any amounts held back for a Pending Claim shall be deposited in an interest-bearing escrow account with an independent financial institution until the Pending Claim is resolved and shall then be distributed to the Parties entitled thereto upon resolution of the Pending Claim. Any amounts of interest earned on the escrow account shall be distributed to the Parties in proportion to the escrow amounts received by each Party upon resolution of the Pending Claim. The Shareholders hereby agree that, if any transfer or assignment of any interest of Seller to Shareholders in the Note or Earnout is made, Shareholders shall be bound by the terms and conditions of this
Section 12 unless Purchaser otherwise agrees in writing.

         13.        MISCELLANEOUS.

                    13.1 SURVIVAL OF REPRESENTATIONS. All statements contained in any Exhibit, Schedule, certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the party delivering the same hereunder. Subject to the limitations thereon set forth in Section 12 hereof, the representations, warranties, covenants and agreements of Seller, Shareholders or Purchaser contained herein and as provided in the preceding sentence shall




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

survive the Closing Date for a period of six months with respect to Seller, Purchaser and Shareholder.

                    13.2 ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign its rights or obligations hereunder without the prior written consent of the other party.

                    13.3 EXPENSES; ATTORNEYS' FEES. Each of Seller, Shareholders, Source and Purchaser will bear his, their or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions and agreements contemplated hereby. Nevertheless, if a dispute arises with respect to this Agreement or if any party breaches this Agreement, then the party prevailing in such dispute or upon such breach, as the case may be, shall be entitled to recover all reasonable expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights and in preparing to enforce and/or defend and in enforcing and/or defending such party's rights under this Agreement, whether or not it was necessary for such party to institute a suit.

                    13.4 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon receipt if transmitted by facsimile, electronic or digital transmission method; upon receipt, if sent for next day delivery to a domestic address by a recognized overnight delivery service; and upon receipt as reflected in the certified or registered mail receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

         If to Purchaser or Source:   Source Huck Store Fixture Company
                                      P.O. Box 3007
                                      Quincy, Illinois  62305-3007
                                      Attn: Dennis M. Prock
                                      Facsimile: (217) 222-0751


         with a copy to:              Schmiedeskamp, Robertson, Neu & Mitchell
                                      525 Jersey, P.O. Box 1069
                                      Quincy, Illinois 62306
                                      Attn: William M. McCleery, Jr.
                                      Facsimile:   (217) 223-1005

         If to Seller or
         any Shareholder:        Arrowood, Inc.
                                 P.O. Box 676
                                 Norwood, NC 28128
                                 Attn: Mr. Bryce "Benny" Russell, Jr., President
                                 Facsimile: (704) 474-4443

                                 Mr. Bryce Russell, Jr.
                                 Mrs. Sybil Russell
                                 c/o Russell Holding, Inc.
                                 P. O. Box. 504
                                 Albermarle, NC 28002

         with a copy to:         Seyfarth, Shaw, Fairweather & Geraldson
                                 55 East Monroe Street, Suite 4200
                                 Chicago, IL 60603
                                 Attn: Burton X. Rosenberg
                                 Facsimile: (312) 269-8869

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                    13.5 GOVERNING LAW. Except as pre-empted by ERISA and except for Seller's obligations in Sections 8.8 and 8.9 which shall be governed by the laws of North Carolina, this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, irrespective of the conflict of laws provisions thereof.

                    13.6 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS . This Agreement, together with all Exhibits and Schedules hereto which are incorporated herein by this reference, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the parties. This Agreement may be amended, modified or supplemented only by a writing signed by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                    13.7 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, including a photocopy or facsimile thereof, each of which shall be deemed to be an original, including the signature thereon, but all of which together shall constitute one and the same agreement.

                    13.8 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other document referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                    13.9 TITLES. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                    13.10 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                    13.11 CUMULATIVE REMEDIES. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. With respect to remedies for breaches of representations and warranties set forth herein, the foregoing provisions are subject to the provisions of Section 12 hereof.

                    13.12 RELIANCE ON REPRESENTATIONS AND WARRANTIES. Seller understands that Purchaser, will rely upon the accuracy and truth of the representations and warranties set forth in Section 5 hereof, and hereby consent to such reliance. Purchaser understands that Seller will rely upon the accuracy and truth of the representations and warranties set forth in Section 6 hereof, and hereby consent to such reliance.

                    13.13 SOURCE GUARANTEE. Source hereby guarantees the payment and performance of any and all of Purchaser's liabilities and obligations under this Agreement.

                    13.14 KNOWLEDGE OF SELLER. When "knowledge of Seller," to "Seller's knowledge" or words of similar impact are present in any representation or warranty of Seller, such representation or warranty shall not be breached unless either or both of the Shareholders has actual knowledge after reasonable investigation as of the date of this Agreement and at Closing that an event has occurred or a condition exists which results in such representation or warranty not being true.

         IN WITNESS WHEREOF, the parties hereto have executed, or caused their respective duly authorized representatives to execute, this Agreement under seal as of the day and year first above written.


"Purchaser"                                     "Seller"
Huck Store Fixture Company of North Carolina    Arrowood, Inc.
By:                                             By:
    ----------------------------------              ----------------------------------
Name:                                           Name:
      --------------------------------               ---------------------------------
Title:                                          Title:
      --------------------------------                --------------------------------

"Source"                                        "Shareholders"
Source-Huck Store Fixture Company
                                                -------------------------------------
                                                           Bryce Russell, Jr.
By:
    ----------------------------------
Name:
      --------------------------------
Title:
      --------------------------------          -------------------------------------
                                                             Sybil Russell





















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